Exhibit 11.1

Independent Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Digital Social Retail, Inc. (the “Company”) on Form 1-A of our reports dated June 22, 2017, with respect to our audit of the consolidated financial statements of the Company and Subsidiaries as of December 31, 2016 and 2015, which reports appear in the Offering Circular, which is part of this Offering Statement.

/s/ Cornick, Garber & Sandler, LLP

New York, NY

September 20, 2017